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                                                                   EXHIBIT 10.31

                          MEMORANDUM OF UNDERSTANDING
                                    BETWEEN
                          BARTON S. FOSTER ("FOSTER")
                                      AND
                  CROSSWORLDS SOFTWARE, INC. ("CROSSWORLDS")
                                  May 4, 2000

This memorandum of understanding ("MOU") summarizes the understanding between terms of the proposed agreements between Foster and CrossWorlds. This MOU is subject to the parties' good faith negotiation and mutual execution of a definitive agreement or agreements which embody the below terms.

     1. Foster and CrossWorlds acknowledge that from and after May 1, 2000, Foster has resigned as an officer of CrossWorlds.
     2. Commencing May 2, 2000 and continuing until November 2, 2000, Foster will provide consulting services to CrossWorlds. These services shall consist of providing advice to CrossWorlds on business development and marketing matters, and working with CrossWorlds employees to implement business development and marketing matters, upon request by CrossWorlds.
     3. Commencing May 2, 2000, Foster shall make at least 20 hours per week of his consulting services available to CrossWorlds. At such time as Foster commences full time employment or consulting for a third party (the "Reduced Services Point"), Foster shall make at least 10 hours per week of his consulting services available to CrossWorlds.
     4. From May 2, 2000 until August 2, 2000, CrossWorlds shall pay Foster on a bimonthly basis, consulting fees at the rate of $21,875 per month. From August 3, 2000 until November 2, 2000, CrossWorlds shall pay Foster on a bimonthly basis, consulting fees at the rate of $10,938 per month.
     5. Commencing May 2, 2000 and continuing until August 2, 2000, Foster shall continue to vest in his existing option grants under the 1997 Stock Plan and 1999 Executive Stock Plan in accordance with the terms of his option agreements for such grants.
     6. Commencing November 2, 2000, Foster will have a 30- or 90-day period, as applicable to each grant, in which to exercise his vested options under the 1997 Stock Plan and 1999 Executive Stock Plans.
     7. With reference to the $150,000 loan made to Foster by CrossWorlds as reflected in the Secured Loan Agreement made as of November 15, 1999 (the "Loan"), as amended by the parties, the principal amount of the Loan is $125,000 as of the date of this MOU. Commencing May 2, 2000 and continuing until November 2, 2000, CrossWorlds will continue the forgiveness of the Loan at the rate of 1/24 of the principal (in other words $6250) and accrued interest on the first day of each calendar month.
     8. CrossWorlds will delay demand of repayment of the Loan until December 31, 2000, such that the principal and accrued interest of the Loan, as forgiven under number 5 above, shall be due and payable by Foster on December 31, 2000.
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     9.  If Foster elects and is eligible for COBRA coverage, commencing May 2,
         2000 and continuing until the earlier of November 2, 2000 or the Reduced Services Point, CrossWorlds will pay for Foster's premiums under federal COBRA law for medical, dental and vision insurance for Foster (and, to the extent Foster covered his spouse or any dependents under CrossWorlds' medical, dental and/or vision plans as of May 1, 2000, his spouse and/or such dependents).
     10. Each of Foster and CrossWorlds will not disparage the other in any manner likely to be harmful to the other, the business reputation of CrossWorlds' employees or to CrossWorlds' business or reputation, provided that Foster and CrossWorlds will respond accurately and fully to any question, inquiry or request for information when required by legal process. Further, Foster and CrossWorlds will refrain from tortiously interfering in the contracts and relationships of the other party, such as customer and partner relationships. Foster will confirm his existing obligations under the Employment, Confidential Information and Inventions Assignment Agreement. For a period of twelve (12) months after May 1, 2000, Foster will not solicit the employment of any person who shall then be employed by CrossWorlds (as an employee or consultant) or who shall have been employed by CrossWorlds (as an employee or consultant) within the prior twelve (12) month period, on behalf of himself or any other person, firm, corporation, association or other entity, directly or indirectly.
     11. If prior to November 2, 2000, Foster becomes employed by or a consultant of (whether on a full- or part-time basis) any direct competitor of CrossWorlds, all of the benefits provided to him by CrossWorlds as described in this MOU shall immediately be void and of no force or effect, except with respect to amounts previously paid to Foster under number 4 above.
     12. As a condition of this arrangement, Foster will release and acquit CrossWorlds and its subsidiaries, employees, directors, shareholders, agents, representatives, successors and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including November 2, 2000.



  /s/ Barton S. Foster          /s/ Mark Kent for Fred Amoroso
  ------------------------     -------------------------------------
  Barton S. Foster             Alfred J. Amoroso, for CrossWorlds Software, Inc.
                               By Mark Kent, C.F.O. & S.V.P.

  /s/ Katherine A. Foster
  -------------------------
  Katherine A. Foster